UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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AMCON Distributing Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMCON Distributing Company

7405 Irvington Road

Omaha, Nebraska 68122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 26, 2009

The annual meeting of stockholders of AMCON Distributing Company, a Delaware corporation, will be held on Monday, January 26, 2009, at 1:00 p.m., local time, in the Wyndham Orange County Hotel located at 3350 Avenue of the Arts, Costa Mesa, California, for the following purposes:

1.

To elect three Class III directors to hold office for a term expiring at the 2012 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To consider and act upon ratification and approval of the selection of McGladrey and Pullen, LLP as our independent registered public accounting firm for our 2009 fiscal year; and
3.	To consider and act upon any other matters which may properly come before the meeting.

The proposals referred to above are more fully described in the accompanying proxy statement. An annual report to stockholders outlining our company’s operations during our 2008 fiscal year accompanies this notice of annual meeting and proxy statement.

You are entitled to vote only if you were a stockholder of our company at the close of business on December 5, 2008, the record date for the annual meeting. Our board of directors solicits you to give your proxy to vote at the annual meeting by following the specific voting instructions appearing on the enclosed proxy card or voting instruction card, regardless of whether you intend to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew C. Plummer

Secretary

December 29, 2008

Omaha, Nebraska

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

AMCON Distributing Company

7405 Irvington Road

Omaha, Nebraska 68122

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PROXY STATEMENT

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Why am I receiving these materials?

The board of directors of AMCON Distributing Company is providing these materials to you in connection with our annual meeting of stockholders on January 26, 2009. The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, and certain other required information. This proxy statement, the notice of annual meeting of stockholders and the accompanying proxy card or voting instruction card were first sent or given to our stockholders on or about December 29, 2008. As a stockholder of our company, you are entitled and encouraged to vote on the items of business described in these proxy materials. Your vote is very important. For this reason, our board is requesting that you allow your shares to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or voting instruction card.

When and where will the annual meeting be held?

The annual meeting of stockholders will be held on Monday, January 26, 2009, at 1:00 p.m., local time, in the Wyndham Orange County Hotel located at 3350 Avenue of the Arts, Costa Mesa, California. You may obtain directions to the location of the annual meeting by calling our corporate secretary, Andrew C. Plummer, at (402) 331-3727. You do not have to attend the annual meeting to be able to vote.

What matters will be voted on at the annual meeting?

Stockholders will consider and vote upon the following business items at the annual meeting:

•

The election of three Class III directors to hold office for a term expiring at the 2012 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	The ratification and approval of the selection of the accounting firm of McGladrey and Pullen, LLP as our independent registered public accounting firm for our 2009 fiscal year; and
•	Any other matters that may properly come before the annual meeting.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	“FOR” the election of each nominee for director named in this proxy statement who is to be voted on by the holders of our common stock; and
•	“FOR” the ratification and approval of McGladrey and Pullen, LLP as our independent registered public accounting firm.

What shares can I vote?

The outstanding voting securities of our company are the shares of our common stock, $0.01 par value. In addition, our Series B Convertible Preferred Stock, $0.01 par value, and our Series C Convertible Preferred Stock, $0.01 par value, provide certain limited voting rights in the election of directors. In particular, (i) the holders of our Series B Convertible Preferred Stock, voting separately as a single class, are entitled to elect one member of our board of directors, and (ii) the holder of our Series C Convertible Preferred Stock, voting separately as a single class, also is entitled to elect one member of our board of directors. The holder of our Series B Convertible Preferred Stock will not be entitled to vote at this annual meeting since the term of office of Christopher H. Atayan, the person designated for service on the board by the holder of our Series B Convertible Preferred Stock, will continue after the annual meeting. The holders of our Series C Convertible Preferred Stock will not be entitled to vote at this annual meeting since the term of office of Jeremy W. Hobbs, the person designated for service on the board by the holders of our Series C Convertible Preferred Stock, will continue after the annual meeting.

Each share of our common stock issued and outstanding as of the close of business on the December 5, 2008 record date for the annual meeting is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, we had 570,397 shares of common stock, 80,000 shares of Series B Convertible Preferred Stock and 80,000 shares of Series C Convertible Preferred Stock issued and outstanding. You may vote all shares of our common stock that you held as of the record date. This includes (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

How do I submit my vote?

Generally, you may vote your shares by completing, signing and returning the proxy card or voting instruction card provided to you, or by attending the annual meeting and voting in person. Specific voting instructions are found on the proxy card or voting instruction card provided to you.

Shares held by the stockholder of record. If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, you are considered the stockholder of record, and these proxy materials were sent to you directly. As the stockholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Shares held in street name. If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or other nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by following the instructions on the voting instruction card. Although you may attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

Can I change my proxy vote?

If you are a stockholder of record, you may change your vote or revoke your proxy any time before your vote is used at the annual meeting by:

•	submitting a valid, later-dated proxy;
•	notifying our corporate secretary in writing that you have revoked your proxy; or
•	completing a written ballot at the annual meeting.

Attendance at the annual meeting will not in and of itself constitute a revocation of your proxy.

If you hold shares as the beneficial owner in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.

How many votes are needed to conduct business at the annual meeting?

A majority of all outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy in order to satisfy the quorum requirement for the transaction of business at the annual meeting. Both abstentions and broker non-votes (described below under “What is the effect of a broker non-vote?”) are counted as present and entitled to vote for purposes of determining a quorum. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

How are votes counted?

If you are a stockholder of record and you give your proxy, the shares represented by the proxy will be voted in accordance with your instructions. However, if you are a stockholder of record and you give your proxy without providing voting instructions on one or more proposals, your proxy will be voted for those proposals in accordance with the recommendation of our board of directors (which recommendation is identified above under “How does our board of directors recommend that I vote?”).

If your shares are held in street name through a broker or other nominee, they will be voted in accordance with the voting instructions that you provide. If you do not provide voting instructions, your broker or other nominee is permitted to vote your shares on proposals that are considered routine, including the election of directors and ratification of the appointment of our independent registered public accounting firm.

What vote is required to approve the proposals at the annual meeting?

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. This means that the three nominees receiving the highest number of votes at the annual meeting will be elected. Stockholders can withhold authority to vote for one or more nominees for director. Shares not voted, whether by specifically withholding authority to vote on your proxy card or voting instruction card or otherwise, will have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes. No shares may be voted for more than three nominees at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors.

Selection of Accounting Firm and Other Matters. Approval of the proposal to ratify and approve the selection of McGladrey and Pullen, LLP as our independent registered public accounting firm and all other proposals that properly may come before the annual meeting require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular proposal. Stockholders may abstain from voting on any proposal at the meeting. If you abstain from voting on any proposal, it has the same effect as a vote against the proposal.

What is the effect of a broker non-vote?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority, and therefore would reduce the number of affirmative votes that are necessary to approve that proposal.

Are there any other matters that will be considered at the annual meeting?

The only items of business that may be properly brought before the annual meeting are the matters set forth in this proxy statement or those brought before the meeting by or at the direction of our board of directors. We are not aware of any business to be acted upon at the annual meeting other than the items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion for any other matter that is properly presented at the meeting.

Who pays the cost of soliciting votes at the annual meeting?

This proxy solicitation is being made by our board of directors. All costs of this solicitation will be borne by our company. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of our company, at no additional compensation. Our company may reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to their principals and obtaining their proxies. Our company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of common stock held of record by such persons.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending March 31, 2009.

What should I do if I receive more than one set of proxy materials?

Each stockholder at a given address will receive a separate proxy card or voting instruction card. You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a stockholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

The Securities and Exchange Commission or SEC has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single package of these materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

We have adopted a “householding” procedure that you may wish to follow. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, call our corporate secretary, Andrew C. Plummer, at (402) 331-3727, or send written instructions to our corporate secretary at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122. If you no longer wish to participate in householding (and instead wish that each stockholder sharing the same address with you receives a complete set of proxy materials), you must provide written notification to our corporate secretary to withhold your consent for householding. We will act in accordance with your wishes within 30 days after receiving such notification.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

Where may I obtain financial and other information about AMCON?

We filed our annual report on Form 10-K for our 2008 fiscal year with the SEC on November 7, 2008. Our annual report to stockholders, including our Form 10-K and containing our audited financial statements for our 2008 fiscal year, accompanies this proxy statement. This proxy statement, our annual report to stockholders (including Form 10-K), and other proxy materials also are available from the SEC’s internet website (www.sec.gov). Information on any website that we refer to does not constitute part of this proxy statement.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ITEM 1: ELECTION OF DIRECTORS

What am I voting on?

One of the purposes of this annual meeting is to elect three directors. You will be asked to elect three directors in Class III to serve for a three-year term expiring at the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal.

What is the structure of our board and how often are directors elected?

Our board of directors currently consists of eight persons. Our articles of incorporation divides the board into three classes of directors, with directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The present terms of Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik, the three directors in Class III, expire at this annual meeting. Directors in Class I (Jeremy W. Hobbs, Stanley Mayer and William F. Wright) and in Class II (Christopher H. Atayan and Raymond F. Bentele) have terms expiring at the time of the annual meeting of stockholders in 2010 and 2011, respectively. Our board of directors has determined that Messrs. Bentele, Hobbs, Loyack, Mayer and Pestotnik each satisfies the independence requirements of the American Stock Exchange or “AMEX”.

Who are this year’s nominees?

The nominating and corporate governance committee of our board of directors has designated Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik as the nominees proposed for election at the annual meeting. Each of these nominees currently serves on our board. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of these three nominees. The following table sets forth certain information with respect to each person nominated for election as a Class III director at the annual meeting and each director whose term of office will continue after the annual meeting.

Name	Age	Position With our Company	Director Since
NOMINEES
Class III: New term to expire in 2012
Kathleen M. Evans	61	President, Director	1986
John R. Loyack	45	Director	2003
Timothy R. Pestotnik	48	Director	1998
DIRECTORS CONTINUING IN OFFICE
Class I: Term to expire in 2010
Jeremy W. Hobbs	48	Director	2006
Stanley Mayer	63	Director	2002
William F. Wright	66	Director	1986
Class II: Term to expire in 2011
Christopher H. Atayan	48	Chief Executive Officer, Chairman, Director	2004
Raymond F. Bentele	72	Director	2002

There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director except that the respective holders of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock each are entitled to vote separately as a single class in electing one member of our board of directors. Spencer Street Investments, Inc., the holder of our Series B Convertible Preferred Stock, has designated Christopher H. Atayan as the person elected by the holders of our Series B Convertible Preferred Stock to serve on our board of directors. Draupnir Capital, LLC, the holder of our Series C Convertible Preferred Stock, has designated Jeremy W. Hobbs as the person elected by the holders of our Series C Convertible Preferred Stock to serve on our board of directors.

What is the business experience of the nominees and of our continuing board members?

The business experience during the last five years of each person nominated for election as a director at the annual meeting and each director whose term of office will continue after the annual meeting is as follows:

Christopher H. Atayan has served as our company’s Chief Executive Officer since October 2006 and as its Chairman since January 2008. Mr. Atayan served as our company’s Vice Chairman from March 2006 through January 2008, as our company’s Chief Corporate Officer from March 2006 through September 2006 and has been a director of our company since 2004. He also is a consultant to Draupnir, LLC, the parent of Draupnir Capital, LLC. Mr. Atayan has served as the Senior Managing Director of Slusser Associates, a New York investment banking firm since 1988 and is a director of AMCON Corporation and Hotlink, Incorporated.

Raymond F. Bentele served as President and Chief Executive Officer of Mallincrodt, Inc. from 1981 until his retirement in 1992. He currently serves as a director of The Mosaic Company and Leggett & Platt, Incorporated.

Kathleen M. Evans became President of our company in February 1991. Prior to that time she served as Vice President of AMCON Corporation from 1985 to 1991. From 1978 until 1985, Ms. Evans acted in various capacities with AMCON Corporation and its operating subsidiaries.

Jeremy W. Hobbs is the President and Chief Executive Officer of Draupnir, LLC, and has served as a founding member and executive officer of Draupnir, LLC from 2002 through December 2005. From 1987 to 2002, Mr. Hobbs was an attorney in the law firm of Krasnow, Cornbath and Hobbs in Chicago, Illinois where he served as managing partner from 1997 to 2002.

John R. Loyack currently is President and Chief Executive Officer of EnergyCo, LLC. Prior to serving in his current position, Mr. Loyack served as President and Chief Executive Officer of CPG International, Inc., as Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer at PNM Resources.

Stanley Mayer currently is the General Manager of CMC Rebar - Albuquerque. Prior to serving in his current position, Mr. Mayer served as Vice President of CMC Capitol City Steel, as a consultant to various companies regarding financial and strategic planning matters since 2002, as Chief Financial Officer for Donruss Playoff, Inc. from 2001 to 2002 and as Vice President of Southern Union Company from 1998 through 2001.

Timothy R. Pestotnik is an attorney and a partner in the law firm of Pestotnik + Gold, LLP. Prior to this, he was a partner and chair of the business litigation department at the law firm of Luce, Forward, Hamilton & Scripps, LLP. Mr. Pestotnik also serves as a director of AMCON Corporation.

William F. Wright has served as the Chairman and Chief Executive Officer of AMCON Corporation since 1976, as Chief Executive Officer of our company from 1986 until October 2006, and as Chairman of our company from 1986 until January 2008. From 1968 to 1984, Mr. Wright practiced corporate and securities law in Lincoln, Nebraska.

What if a nominee is unwilling or unable to serve?

Each of the nominees listed in this proxy statement has indicated his or her willingness to serve as a director if elected, and the board of directors has no reason to believe that any nominee will be unavailable for election. If, for some unforeseen reason, a nominee who is to be voted on by the holders of our common stock becomes unwilling or unable to serve, it is intended that shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by our nominating and corporate governance committee, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote “FOR” the election of Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik as Class III directors.

ITEM 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

Stockholders are being asked to ratify and approve the selection of McGladrey and Pullen, LLP as our independent registered public accounting firm for our 2009 fiscal year. The selection of McGladrey and Pullen, LLP was made by the audit committee of our board of directors. McGladrey and Pullen, LLP has served as our independent auditors since August 30, 2006. In connection with the audit of our 2009 fiscal year financial statements, our company entered into an engagement agreement with McGladrey and Pullen, LLP which sets forth the terms by which McGladrey and Pullen, LLP will perform audit services for our company. That agreement may be subject to alternative dispute resolution procedures. The ratification and approval by stockholders of the selection of McGladrey and Pullen, LLP effectively would also be a ratification of that agreement.

What services do the independent registered public accountants provide?

Audit services provided by McGladrey and Pullen, LLP for our 2008 fiscal year included the examination of the consolidated financial statements of our company and services related to our periodic filings with the SEC. These services are more fully described in this proxy statement under the captions “Audit Committee Report” and “Independent Auditor Fees and Services.”

Will a representative of McGladrey and Pullen, LLP be present at the meeting?

One or more representatives of McGladrey and Pullen, LLP are expected to be present at the annual meeting. Any such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

What if this proposal is not approved?

Stockholder ratification and approval of the audit committee’s selection of McGladrey and Pullen, LLP as our independent registered public accounting firm is not required by any statute or regulation or by our bylaws. Nevertheless, if the stockholders do not ratify and approve the selection of McGladrey and Pullen, LLP at the annual meeting, the audit committee will reconsider the appointment. Submission of our selection of McGladrey and Pullen, LLP to the stockholders for ratification and approval will not limit the authority of the audit committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote “FOR” approval of the selection of McGladrey and Pullen, LLP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Communication with the Board

Our board of directors has established a process for stockholders to follow in sending communications to our board or its members. Stockholders who wish to communicate with our board or any of our directors, including the Chairman of the Board and the chairman of any committee of the board, may do so. Such communications must be addressed to our board or any such director in care of our corporate secretary at Amcon Distributing Company, 7405

Irvington Road, Omaha, NE 68122. All such communications will be compiled by our corporate secretary and submitted to our board or the individual director, as applicable, on a periodic basis.

Neither our board of directors nor a specific director is required to respond to a stockholder communication. To avoid selective disclosure, our board or the individual director may respond to a stockholder’s communication only if the communication involves information which is not material or which is already public. In such case, our board of directors, as a whole, or the individual director may respond, if at all:

•	Directly, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate;
•

Indirectly through our corporate secretary or other designated officer, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate; or

•	Pursuant to such other means as our board determines appropriate from time to time.

If the communication involves material non-public information, our board of directors or the individual director will not provide a response to the stockholder concerning such information. Our company may, however, publicly provide information responsive to such communication if (following consultation with our advisors, as our board determines appropriate) our board determines disclosure is appropriate. In that case, the responsive information will be provided in compliance with SEC Regulation FD and other applicable laws and regulations.

Consideration of Director Nominees

In identifying and evaluating director nominees, the nominating and corporate governance committee of our board of directors may receive recommendations from management, from other directors and from stockholders, including the holders of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. The committee reviews and considers information on each candidate and evaluates it in light of the needs and requirements of our company. The committee believes that our board and its committees should be comprised of persons who are of high character and integrity, who have a personal and professional reputation that is consistent with the image and reputation of our company, and who have expertise that may be useful to our company. The committee also considers various factors, including the independence of the candidate, as well as his or her education or special skills, areas of expertise, experience, age, business associations, reputation and other characteristics and qualities that the committee believes are likely to enhance the effectiveness of our board and its committees. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our board and each committee on which such director serves.

Stockholders who wish the nominating and corporate governance committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the nominating and corporate governance committee in care of our corporate secretary at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122. All nominees, including those submitted by stockholders in accordance with these procedures, will be evaluated using generally the same methods and criteria described above, although those methods and criteria are not standardized and may vary from time to time. Stockholders also may submit director nominations to our company in accordance with the procedures described below under “Advance Notice of Stockholder Proposals.”

Committees of the Board

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. There currently are no other standing committees of our board of directors. Members of the audit committee, compensation committee and nominating and corporate governance committee serve at the pleasure of our board of directors.

Audit Committee. The audit committee of our board of directors currently is comprised of John R. Loyack, its chairman, Timothy R. Pestotnik and Stanley Mayer. Our board of directors has determined that all members of the audit committee are independent directors under the listing standards adopted by the AMEX. In addition, our board of directors has determined that Mr. Loyack and Mr. Mayer each meets the SEC’s definition of an “audit committee financial expert.” The audit committee is responsible for reviewing our financial statements, audit reports, internal financial controls and the services performed by the independent registered public accounting firm, and for making recommendations with respect to those matters to our board of directors. A more complete description of the audit committee’s functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on the “Corporate Governance” tab under “Investor Relations.” The audit committee met seven times during our 2008 fiscal year.

Compensation Committee. The compensation committee of our board of directors currently is comprised of John R. Loyack, its chairman, Raymond F. Bentele and Stanley Mayer. Our board of directors has determined that all members of our compensation committee are independent under the AMEX listing standards. The committee is responsible for reviewing and making recommendations to our board of directors with respect to compensation of executive officers and other compensation matters and awards. Our chief executive officer assists the committee from time to time on a variety of compensation matters, including making recommendations for the appropriate salaries and bonuses of our executive officers (other than our chief executive officer). The committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it in its efforts. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on the “Corporate Governance” tab under “Investor Relations.” Our compensation committee met nine times during our 2008 fiscal year.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Raymond F. Bentele, its chairman, John R. Loyack and Timothy R. Pestotnik, each of whom our board of directors has determined to be independent under the AMEX listing standards. The committee is responsible for the director nomination process, including evaluating and recommending director nominees and committee and chair appointments. It also is responsible for various corporate governance matters, including the development of ethical conduct standards for our directors, officers and employees and an annual board assessment. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on the “Corporate Governance” tab under “Investor Relations.” The nominating and corporate governance committee met four times during our 2008 fiscal year.

Meetings of the Board

During our 2008 fiscal year, our board of directors held four meetings. Each director attended at least 75% of the total meetings of the board of directors and of the committees of the board on which he or she served during the fiscal year. Our company’s directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our company.

The independent non-management members of our board of directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors. Our board of directors has chosen Timothy R. Pestotnik as the lead director for meetings of the independent non-management directors.

Directors are encouraged by our company to attend our annual meeting of stockholders if their schedules permit, but our company does not otherwise have a policy regarding such attendance. With the exception of John R. Loyack, all directors were present at the annual meeting of the stockholders held on January 29, 2008.

Code of Ethics

Our board of directors has adopted a code of ethical conduct that applies to our executive officers, including our principal executive officer and our principal financial officer. This code of ethical conduct is available without charge to any person who requests it by writing to our corporate secretary at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122. It also is available on our internet website (www.amcon.com) by clicking on the “Corporate

Governance” tab under “Investor Relations.” Any substantive amendment to, or waiver from, a provision of this code that applies to our principal executive officer or principal financial officer will be disclosed on our internet website.

Director Compensation

Only outside (non-employee) members of our board of directors receive compensation for their service to our company as a director. Effective April 2008, directors who are not employees of our company are paid according to the following annual scale:

Audit Committee Chairman Fee	$55,000
Audit Committee Membership Fee (1)	$50,000
Compensation Committee Chairman Fee	$50,000
Nominating and Corporate Governance Committee Chairman Fee	$50,000
Director Fee (2)	$45,000
Lead Director Fee	$50,000

______________

(1)	Not provided to the chairman of the audit committee.
(2)	Not provided to directors serving as chairman of the audit committee, the compensation committee or the nominating and corporate governance committee.

There is no payment of any meeting fees; however, all directors are reimbursed for their reasonable out of pocket expenses incurred in connection with their attendance at board and committee meetings.

Non-employee directors are eligible to receive equity-based awards under our 2007 omnibus incentive plan described below under “Executive Compensation and Related Matters—2007 Omnibus Incentive Plan”. Non-employee directors also are eligible to receive awards of nonqualified stock options which entitle them to purchase shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant. Option grants may be recommended from time to time by our compensation committee, subject to approval by our board of directors. These stock options have vesting schedules of up to five years and expire ten years after the date of grant.

Compensation earned in our 2008 fiscal year by each person serving as a director during such fiscal year (other than those who are named executive officers in the summary compensation table under “Executive Compensation and Related Matters” below) for service on our board and its committees is presented in the table below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Raymond F. Bentele	46,250	10,240	--	--	--	--	56,490
Jeremy W. Hobbs	41,250	10,240	--	--	--	--	51,490
John R. Loyack	51,250	10,240	--	--	--	--	61,490
Stanley Mayer	46,250	10,240	--	--	--	--	56,490
Timothy R. Pestotnik	79,583	10,240	--	--	--	--	89,823

______________

(1)

The amounts in this column include director fees, committee chairman fees, audit committee membership fees, and lead director fees received for service as a director, committee chairman, audit committee member or lead director, as follows:

Name	Director Fee $	Committee Chairman Fee $	Audit Committee Membership Fee $	Lead Director Fee $	Total Fees Paid in Cash $
Mr. Bentele	--	46,250	--	--	46,250
Mr. Hobbs	41,250	--	--	--	41,250
Mr. Loyack	--	51,250	--	--	51,250
Mr. Mayer	--	46,250	--	--	46,250
Mr. Pestotnik	--	--	46,250	33,333	79,583

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for shares of restricted stock awarded to each named director. Assumptions used in the calculation of these amounts are contained in footnote 14 to our consolidated financial statements included in our Annual Report on Form 10-K for our 2008 fiscal year. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock awarded to each named director in our 2008 fiscal year was $228,690. As of September 30, 2008, each named director held 1,500 unvested shares of restricted stock.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for option awards granted to each named director. Assumptions used in the calculation of these amounts are included in footnote 14 to our consolidated financial statements included in our Annual Report on Form 10-K for our 2008 fiscal year. During fiscal year 2008, no stock options were granted to any of the named directors. As of September 30, 2008, the aggregate number of vested and unvested stock options held by each named director was as follows: Mr. Bentele (833); Mr. Hobbs (0); Mr. Loyack (833); Mr. Mayer (833); and Mr. Pestotnik (1,284).

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

General

The following compensation discussion and analysis explains how our compensation programs are designed and operate in practice with respect to each of the named executive officers listed in the summary compensation table appearing below. This discussion should be read in conjunction with the information appearing under the caption “Committees of the Board -- Compensation Committee,” the summary compensation table, and the additional tabular and narrative disclosure that follows the summary compensation table.

Compensation Philosophy and Objectives

Our compensation program for executive officers is structured to achieve the following objectives:

•	Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment.
•

Align individual and strategic goals with that of our stockholders and customers. We believe that it is primarily the dedication, creativity, competence and experience of our entire workforce that enables us to compete, given the realities of the wholesale/retail industries in which we operate. History has demonstrated that our business is not easily nor quickly mastered by people attempting to migrate from other industries. Hence, we attempt to retain our experienced, long-term employees, avoid employee turnover, create a cadre of dedicated professionals focused on increasing stockholder value, align the interests of our employees and stockholders and foster an ownership mentality in our executives by giving our employees a meaningful stake in our success through our equity incentive and cash bonus programs.

•

Achieve meaningful results and add value to our company through a results oriented reward structure. We attempt to link compensation closely to results by structuring a significant portion of executive compensation as at risk compensation.

•

Tailor individual incentives within different segments of our organization depending on the priorities and needs existing at the time. This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of the organization. Our branches and retail stores therein require empowered, capable, local management expertise to operate effectively. We attempt to encourage accountability in our division-level executives by using bonus targets tied to divisional or regional results and other, individually tailored, objectives.

•

Integrate strategic goals and objectives throughout all facets of our organization. This enables quicker, more effective execution of our strategic corporate objectives. Our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•	Simplicity is an important element of our compensation structure. With clear and unambiguous goals individuals can employ their best efforts.

Determining Compensation

Our compensation committee’s process for determining compensation levels for executive officers differs depending upon the position of the individual being considered. For each executive officer other than our chief executive officer, the committee annually reviews each element of compensation described below in consultation with our chief executive officer. Our chief executive officer develops for the committee’s consideration a proposed compensation package for each of these executive officers based on his business judgment of the executive’s past performance and of his or her expected future contributions to our company. Each executive’s compensation package is modified as deemed appropriate by our compensation committee, and the final determination of the compensation package is made by the committee. With respect to our chief executive officer’s compensation, our compensation committee meets in executive session. The committee develops a compensation package for our chief executive officer based on its business judgment of his past performance, of his leadership in establishing performance standards in the conduct of our company’s business, and of his expected future contributions in directing the long-term success of our company and its businesses. For all executive officers, including our chief executive officer, the structure and level of executive compensation needed to promote the principles of our executive compensation program for each executive is determined by the committee by considering all elements of the compensation package in total, rather than any one component in isolation. This process is based upon the committee’s business judgment. Finally, some components of the compensation package our named executive officers are determined in accordance with the agreements described below under the captions “Employment and Other Compensatory Agreements” and “Change of Control Agreements.”

Compensation Components

As separately discussed below, the principal components of compensation for our executive officers currently are:

•	base salary;
•	performance-based compensation;
•	long-term equity incentive compensation; and
•	perquisites and other personal benefits.

Base Salary. We provide base salary to our named executive officers and other employees to reward them for performing the requirements of their position on a day-to-day basis, and is viewed by our compensation committee as a key aspect of our attraction and retention efforts. Base salaries are not established on the basis of any specific performance criteria, but a number of factors are considered in determining individual salary levels, including each executive’s existing salary relative to that of other employees of our company, a business judgment of the performance of the executive and of the business unit or function under his or her leadership, the executive’s length of service with our company, and the perceived increase in the cost of living. The factors impacting base salary levels are not independently assigned specific weights. Competitive market data may be considered from time to time, but we currently do not set compensation levels at a targeted percentile relative to compensation data for a particular peer, competitor or industry group. Our compensation committee utilizes various market and performance metrics and applies its business judgment to formulate and approve the final compensation.

For our 2009 fiscal year, base salary levels will be determined by our compensation committee based on its assessment of the factors referred to above. Our compensation committee has not yet established base salary levels for our named executive officers for our 2009 fiscal year. However, for our 2009 fiscal year Mr. Wright’s salary will be established in accordance with his agreement described below under the caption “Employment and Other Compensatory Agreements,” which provides that his salary is subject to increase to take into account increases (but not decreases) in the cost of living from January 1, 2006.

Performance-Based Compensation. Performance bonus awards may be provided to our named executive officers and other employees, as determined by our compensation committee.

Prior to our 2008 fiscal year, bonus awards were made on a discretionary basis based on the committee’s business judgment of the executive’s individual performance and the overall performance of our company during the most recently completed fiscal year with respect to stockholder value, stock price, sales growth, net income and timely filing of all periodic SEC reports.

In November 2008, our compensation committee reevaluated the manner of determining the amount and eligibility for performance bonus awards. As a result, 50% of the bonus awards are being made available based on the achievement of specified financial metrics and 50% of the bonus awards are being made available based on the achievement of strategic objectives. With respect to the achievement of financial metrics upon which a bonus award is based, our company must reach a minimum threshold of 80% of budgeted pretax income. If this threshold is achieved, the executive will be eligible for a 50% payout of his or her targeted bonus. The executive will be eligible for increasing payouts of his or her targeted bonus, pro rated up to 100% of target, upon the achievement of increasing percentages of budgeted pretax income until 100% of our budgeted pretax income amount is met. If our pretax income exceeds budget, the executive will be eligible for up to 125% of his or her target bonus, pro rated based on the achievement of pretax income of up to 120% of budget.

With respect to the achievement of strategic objectives upon which a bonus award is based, the executive is entitled to receive 100% of his or her targeted bonus if our compensation committee determines that the executive has made satisfactory progress toward the achievement of his or her strategic goals. In the discretion of the compensation committee, the executive is eligible for up to 125% of his or her targeted bonus for exceptional performance with respect to the strategic goals. The satisfaction of an executive’s strategic goals largely is determined by the compensation committee based upon its business judgment of the executive’s performance. All executives have a common strategic goal, which is to work together as a team in furtherance of our company’s strategic objectives. In addition, each executive has individualized short-, medium- and long-term goals. In the case of our chief executive officer, these goals include:

•	Developing and implementing our company’s strategic plan
•	Increasing our company’s enterprise value in a conservative low-risk fashion
•	Providing executive leadership to deploy our assets in a balanced fashion recognizing the need to maximize liquidity, reduce debt, and generate cash flow
•	Reducing long-term debt and renewing our revolving credit facility
•	Developing and implementing a management structure to facilitate long term growth
•	Ensuring our company’s compliance with appropriate internal controls for financial reporting
•	Initiating a strategic posture for our company’s growth

For our 2008 fiscal year, our compensation committee awarded cash bonuses to the following named executive officers: Mr. Atayan, $531,250; Ms. Evans, $93,750; Mr. Plummer, $62,500; Mr. Campbell, $62,500; and Mr. Hinkefent, $50,000. The terms of his agreement described below under the caption “Employment and Other Compensatory Agreements” do not provide Mr. Wright with the opportunity to receive a performance bonus. For our 2009 fiscal year, performance bonus awards will be determined by our compensation committee based on its assessment of the factors referred to above and utilizing bonus targets that it establishes. Our compensation committee has not yet established targeted bonuses for our named executive officers for our 2009 fiscal year.

Equity Incentives. We promote the long-term interests of our company and the alignment of our named executive officers’ interests with those of our stockholders by providing meaningful equity ownership opportunities to our executives. Our equity compensation program also is designed to encourage our named executive officers to remain employed with us despite a competitive labor market. We may grant equity-based incentives under our stockholder-approved 2007 omnibus incentive plan. In addition, in December 2006 we made a special one-time grant of non-qualified stock options to our chief executive officer, which grant was approved by stockholders at our 2007 annual meeting. Because equity compensation awards typically vest over a period of several years, the value to recipients of any immediate increase in the price of our common stock following a grant will be attenuated. The periodic vesting provisions are in place to encourage the named executive officers to remain with our company. The terms of his agreement described below under the caption “Employment and Other Compensatory Agreements” do not provide Mr. Wright with the opportunity to receive any equity compensation and, in light of his significant ownership interest in our company, our compensation committee did not find it necessary to award him any equity compensation.

On December 12, 2006, our compensation committee awarded a non-qualified stock option to our chief executive officer. This award was made in recognition of Mr. Atayan’s assumption of increased responsibilities as our chief executive officer and was intended to provide a meaningful stock ownership and growth opportunity linked directly to the success of our company. Stock options only have value if our stock price appreciates after the options are granted. The option will be exercisable for a total of 25,000 shares of our common stock at an exercise price of $18.00 per share, which represents the closing trading price for our common stock on AMEX on the day immediately prior to the December 12, 2006 grant date. The option vests ratably over a three-year period ending December 12, 2009, subject to certain limitations relating to the termination of his employment as more fully discussed below under the caption “CEO Option Award.”

On December 6, 2007, our compensation committee awarded shares of restricted stock to the following executives: Mr. Atayan, 15,000 shares; Mr. Plummer, 2,000 shares; Mr. Campbell, 2,000 shares; and Mr. Hinkefent, 5,000 shares. These awards were made under our 2007 omnibus incentive plan and vest in equal installments on October 16, 2008, 2009 and 2010, subject to certain limitations relating to the termination of employment. The amount of each grant was designed to provide each executive with an equity incentive commensurate with his responsibilities and a meaningful stock ownership and growth opportunity linked directly to the success of our company.

Our compensation committee has not yet established the equity incentive awards for our 2008 fiscal year.

Perquisites and other Personal Benefits. Each of our executive officers is entitled to participate in our employee benefit plans that are made available to all of our employees on a non-discriminatory basis. These benefits consist of medical and group life insurance for which our company pays a portion of the premiums. Our company also makes matching contributions under our 401(k) profit sharing plan of up to 4% of each executive’s compensation.

Our company generally does not provide special perquisites to our executive officers. However, Ms. Evans, Mr. Wright, and Mr. Hinkefent each receive an auto allowance. In addition, Mr. Wright is provided a split dollar life insurance policy for which our company pays the premiums. Additional information concerning these perquisites is provided in the tabular and narrative disclosure that follows the summary compensation table.

Termination and Change in Control Arrangements

As discussed below under the caption “Change of Control Agreements,” we have entered into change of control agreements with Mr. Atayan and Ms. Evans. In addition, we have entered into employment agreements with Mr. Wright and Mr. Hinkefent, as discussed below under the caption “Employment and Other Compensatory Agreements.” These agreements provide that, upon certain termination of employment events, including termination events following a change of control of our company, these named executive officers may be entitled to receive specified severance benefits. These benefits are discussed in more detail under the caption “Change of Control Agreements.” The provisions in these agreements regarding severance benefits are designed, among other things, to provide for stability and continuity of management in the event of any actual or threatened change in control, to encourage the executives to remain in service after a change in control and ensure that the executives are able to devote their entire attention to maximizing stockholder value in the event of a change in control. Our compensation committee has determined that the amounts payable under the agreements are necessary to achieve those objectives.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits our tax deduction to $1 million for compensation paid to certain executive officers named in this proxy statement unless the compensation is performance based. Our compensation committee’s present intention is to comply with the requirements of Section 162(m), unless the committee determines that it is in our interests to do otherwise.

Summary Compensation Table

The following summary compensation table summarizes the compensation paid or accrued by our company in the fiscal years indicated with respect to our chief executive officer, our principal financial officer, our three other most highly compensated executive officers, and our former Chairman. In this proxy statement, these individuals are referred to as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensa-tion ($)	Nonquali-fied Deferred Compensa-tion Earnings ($)	All other Compensa-tion ($) (3)	Total ($)
Christopher H. Atayan, Chief Executive Officer & Chairman (4)	2008	416,667	531,250	168,224	115,200	--	--	--	1,231,341
	2007	385,000	385,000	--	57,600	--	--	--	827,600
Kathleen M. Evans, President	2008	375,000	93,750	--	--	--	--	20,107	488,857
	2007	375,000	75,000	--	--	--	--	11,241	461,241
Andrew C. Plummer, Vice President, Secretary & Chief Financial Officer	2008	149,000	62,500	22,430	--	--	--	7,139	241,069
	2007	130,000	30,000	--	--	--	--	6,400	166,400
Philip E. Campbell, Senior Vice President of Planning & Compliance (5)	2008	110,000	62,500	22,430	--	--	--	1,354	196,284
	2007	75,000	30,000	--	--	--	--	--	105,000
Eric J. Hinkefent, President of Chamberlin’s Natural Foods, Inc. & Health Food Associates, Inc.	2008	150,000	50,000	56,075	--	--	--	19,831	275,906
	2007	150,000	40,000	--	--	--	--	20,080	192,080
William F. Wright, Founder and former Chairman (6)	2008	478,259	--	--	--	--	--	72,338	550,597
	2007	459,096	--	--	--	--	--	75,074	534,170

__________________

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for restricted stock awards granted to our named executive officers. Assumptions used in the calculation of these amounts are included in footnote 14 to our consolidated financial statements included in our Annual Report on Form 10-K for our 2008 fiscal year.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for option awards granted to our named executive officers. Assumptions used in the calculation of these amounts are included in footnote 14 to our consolidated financial statements included in our Annual Report on Form 10-K for our 2008 fiscal year.

(3)	The amounts in this column for our 2008 fiscal year reflect the following compensation:

Name	Auto Allowance ($)	Life Insurance Premiums ($) (a)	Company Profit Sharing Plan Contributions ($) (b)	Total ($)
Mr. Atayan	--	--	--	--
Ms. Evans	10,000	907	9,200	20,107
Mr. Plummer	--	--	7,139	7,139
Mr. Campbell	--	--	1,354	1,354
Mr. Hinkefent	12,000	--	7,831	19,831
Mr. Wright	24,000	39,138	9,200	72,338

(a)

Reflects life insurance premiums paid by our company with respect to term life insurance policies and, in the case of Mr. Wright, $38,043 of life insurance premiums paid by our company with respect to a split dollar life insurance policy.

(b)

Reflects company matching contributions under our 401(k) profit sharing plan. Employees may contribute up to 100% of their compensation into this plan, subject to Internal Revenue Service limits. Our company matches 50% of the first 4%

of compensation contributed and 100% of the next 2% of compensation contributed for a maximum company match equal to 4% of employee compensation.

(4)	Mr. Atayan’s salary was increased to $425,000 effective February 1, 2008.
(5)	Mr. Campbell became the Senior Vice President of Planning and Compliance for our company in January 2007 at an annualized rate of $100,000.
(6)	Mr. Wright’s service as our company’s Chairman ended on December 31, 2007.

Grants of Plan Based Awards

The following table sets forth information concerning grants of plan based awards to each named executive officer during our 2008 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Atayan	12/6/07	--	--	--	--	--	--	15,000	--	--	606,066
Ms. Evans	--	--	--	--	--	--	--	--	--	--	--
Mr. Plummer	12/6/07	--	--	--	--	--	--	2,000	--	--	80,275
Mr. Campbell	12/6/07	--	--	--	--	--	--	2,000	--	--	80,275
Mr. Hinkefent	12/6/07	--	--	--	--	--	--	5,000	--	--	200,869
Mr. Wright	--	--	--	--	--	--	--	--	--	--	--

_____________

(1)

Consists of shares of restricted stock awarded under our 2007 omnibus incentive plan. These shares may not be sold, assigned, or otherwise transferred by any award recipient prior to the vesting date for such shares. Subject to earlier forfeiture under the limited circumstances specified in our 2007 omnibus incentive plan and in the related award agreements with the respective award recipients, the restricted stock awards vested as to one-third of the shares on October 16, 2008, and will vest as to one-third of the shares on each of October 16, 2009 and October 16, 2010. The award recipient will be entitled to exercise all voting rights and to receive all dividends or other distributions with respect to the shares awarded to him. However, any cash dividends payable with respect to unvested shares of restricted stock will be held in escrow by our company and subject to the same conditions regarding vesting as the shares of restricted stock.

(2)

These amounts were computed in accordance with SFAS No. 123R. Assumptions used in the calculation of these amounts are included in footnote 14 to our consolidated financial statements included in our Annual Report on Form 10-K for our 2008 fiscal year.

Option Exercises and Stock Vesting

The following table sets forth information with respect to each named executive officer concerning the exercise of options, and acquisition of shares on vesting, during our 2008 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Atayan	--	--	8,333	299,988
Ms. Evans	5,500	100,738	--	--
Mr. Plummer	--	--	--	--
Mr. Campbell	--	--	--	--
Mr. Hinkefent	--	--	--	--
Mr. Wright	--	--	--	--

_____________

(1)	Determined by subtracting the exercise price of the options exercised from the closing market price of the underlying shares of our common stock on the date of such options were exercised.
(2)	Determined based on the closing market price of our common stock on the vesting date for the shares.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to each named executive officer concerning equity awards held as of September 30, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mr. Atayan	8,333	16,667 (1)	--	18.00	12/12/16	--	--	--	--
	--	--	--	--	--	15,000 (2)	367,500	--	--
Ms. Evans	916	--	--	49.091	6/18/09	--	--	--	--
Mr. Plummer	--	--	--	--	--	2,000 (2)	49,000	--	--
Mr. Campbell	--	--	--	--	--	2,000 (2)	49,000	--	--
Mr. Hinkefent	916	--	--	45.682	9/15/09	--	--	--	--
	--	--	--	--	--	5,000 (2)	122,500	--	--
Mr. Wright	--	--	--	--	--	--	--	--	--

_____________

(1)	The original grant of options was made on terms in which one third of the underlying shares would become exercisable on each of December 12, 2007, December 12, 2008, and December 12, 2009.
(2)

Subject to earlier forfeiture under the limited circumstances specified in our 2007 omnibus incentive plan and in the related award agreements with the respective award recipients, the original award of the shares of restricted stock was made on terms in which one-third of the shares would vest on each of October 16, 2008, October 16, 2009, and October 16, 2010.

(3)	Determined based on the closing market price of our common stock on September 30, 2008.

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of September 30, 2008

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	69,384	$14.11	118,500
Equity compensation plans not approved by security holders (2)	4,236	35.31	--
Total. . . . . . . . . . . . . . . . . . . . .	73,620	$15.33	118,500

_______________________

(1)

Consists of (i) our 2007 omnibus incentive plan, described under “Executive Compensation and Related Matters—2007 Omnibus Incentive Plan,” (ii) our nonqualified stock option agreement dated December 12, 2006 with Christopher H. Atayan, described under “Executive Compensation and Related Matters—CEO Option Award,” and (iii) our 1994 stock option plan, which expired in June 2004.

(2)	Consists of nonqualified stock option awards granted to our non-employee directors, as described above under “Corporate Governance and Board Matters—Director Compensation.”

2007 Omnibus Incentive Plan

We have adopted our 2007 omnibus incentive plan or “Equity Plan” to encourage employees of our company, affiliates and subsidiaries to acquire a proprietary and vested interest in the growth and performance of our company. The Equity Plan also is designed to assist our company in attracting and retaining employees and non-employee directors by providing them with the opportunity to participate in the success and profitability of our company. Equity-based awards also are intended to further align the interests of award recipients and with the interests of our stockholders.

Eligible Participants. The eligible participants in the Equity Plan are all employees of our company, affiliates and subsidiaries, including employees who are officers or members of our board of directors, and members of our board who are not employees of our company. Currently, there are approximately 855 directors, officers and employees of our company, affiliates and subsidiaries who are eligible to participate in the Equity Plan.

Equity Plan Administration. The Equity Plan may be administered by our board of directors or a committee consisting of two or more directors. Currently, our compensation committee administers the Equity Plan and has the sole discretion to administer and interpret the Equity Plan and determine who will be granted awards under the Equity Plan, the size and types of such awards and the terms and conditions of such awards.

Shares Subject to the Equity Plan. The Equity Plan permits the issuance of up to 150,000 shares of our common stock pursuant to awards granted under the Equity Plan such as stock options, restricted stock awards, restricted stock units, performance share awards, as well as awards such as stock appreciation rights, performance units, performance shares, bonus share and dividend share awards payable in the form of common stock or cash. As of September 30, 2008, 31,500 shares of our common stock had been issued pursuant to awards granted under the Equity Plan.

Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Equity Plan. The per-share exercise price of an option is set by our compensation committee and generally may not be less than the fair market value of a share of our common stock on the date of grant. Options granted under the Equity Plan are exercisable at the times and on the terms established by our compensation committee. The maximum term of an option is ten years from the date of grant.

Stock Appreciation Rights. A stock appreciation right or “SAR” is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right. The Equity Plan permits the grant of two types of SARs: freestanding SARs, tandem SARs, or any combination of the two. A freestanding SAR is a SAR that is granted independent of any stock option. A tandem SAR is a SAR that is granted in connection with a related stock option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly canceled). Our compensation committee has complete discretion to determine the number of SARs granted to any participant and the terms and conditions pertaining to such SARs.

Restricted Stock and Restricted Stock Unit Grants. The Equity Plan permits the grant of restricted stock or restricted stock unit awards. Restricted stock and restricted stock units may be issued or transferred for consideration or for no consideration, as determined by our compensation committee. Our compensation committee may establish conditions under which restrictions on shares of restricted stock or restricted stock units lapse over a period of time or according to such other criteria as our compensation committee deems appropriate, including the achievement of specific performance goals.

Performance Unit and Performance Shares. The Equity Plan permits the grant of performance units and performance share awards which are bonuses payable in cash, common stock or a combination thereof. Each performance unit and performance share will represent the right of the participant to receive an amount based on the value of the performance unit/share, if performance goals established by our compensation committee are met. A performance unit will have a value based on such measurements or criteria as our compensation committee determines. A performance share will have a value equal to the fair market value of a share of our common stock. When an award of these are granted, our compensation committee will establish a performance period during which performance will be measured. At the end of each performance period, our compensation committee will determine to what extent the performance goals and other conditions of the performance units/shares are met.

Bonus Shares and Deferred Shares. The Equity Plan permits the grant of shares to participants from time-to-time as a bonus. Such shares may be paid on a current basis or may be deferred and paid in the future. Our board of directors or our compensation committee may impose such conditions or restrictions on any such deferred shares as it may deem advisable, including time-vesting restrictions and deferred payment features.

Restrictions on Transfer. Awards under the Equity Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and generally are exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative.

Changes in Capital or Corporate Structure. If, without the receipt of consideration by our company, there is any change in the number or kind of shares of our common stock outstanding by reason of a stock dividend or any other distribution upon the shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization, the maximum number of shares of our common stock available for grants, the maximum number of shares of our common stock that any individual participating in the Equity Plan may be granted in any year, and the number of shares covered by outstanding grants may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such grants. Any fractional shares resulting from such adjustment will be rounded up to the nearest whole share. The purchase or exercise price payable by any plan participant with respect to any award also will be adjusted upon the occurrence of any of the events referred to above so that there will be no change in the aggregate price payable by such participant. Adjustments determined by our compensation committee are final, binding and conclusive.

If our company undergoes a “change of control,” as that term is defined in the Equity Plan, each option, share of restricted stock and other grant held by a non-employee director will, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of the change of control.

CEO Option Award

On December 12, 2006, our company entered into a Nonqualified Stock Option Agreement or “Option Agreement” with our Chief Executive Officer, Christopher H. Atayan, under which he was granted a non-qualified stock option to purchase shares of our common stock. Our stockholders approved the grant of this option at our 2007 annual meeting of stockholders.

The aggregate number of shares of our common stock that may be issued pursuant to the exercise of this option is limited to 25,000 shares, subject to increase or decrease in the event of any change in our company’s capital structure, including a stock dividend, stock split, recapitalization, combination or reclassification of shares. The exercise price of the option is $18.00 per share, which represents the closing trading price for our common stock on AMEX on the day immediately prior to the December 12, 2006 grant date. The option price may be paid in full in cash, or may be paid by Mr. Atayan’s tender of previously acquired shares of our common stock.

Generally, the exercise of this option is permitted only as follows: (i) no portion of the option may be exercised before December 12, 2007, (ii) up to one-third of the option (8,333 shares) may be exercised after December 12, 2007, (iii) an additional one-third of the option (8,333 shares) may be exercised after December 12, 2008, and (vi) the entire option may be exercised after December 12, 2009. In the event of a change of control (as that term is defined in the Option Agreement) the time at which the option may be exercised may be accelerated. In no event may the option be exercised after December 12, 2016.

If Mr. Atayan’s employment with our company is terminated for cause (generally any act or failure to act by Mr. Atayan that constitutes willful misconduct or gross negligence), the option will expire immediately. If Mr. Atayan dies while he is our employee, the option may be exercised by his beneficiaries within twelve months after his death, to the extent it is exercisable. If Mr. Atayan becomes disabled while he is our employee, the option may be exercised by him within twelve months following the date of the disability, to the extent it is exercisable. If Mr. Atayan ceases to be our employee due to (i) his voluntary resignation, or (ii) the termination of his employment without cause, the option may be exercised by him within three months following the date of employment termination.

Employment and Other Compensatory Agreements

On September 26, 2006, our company entered into an agreement with William F. Wright replacing his January 1, 1998 employment agreement. This new agreement provides that Mr. Wright would cease to be our Chief Executive Officer (which occurred on October 4, 2006), but that he would continue as Chairman of the Board through December 31, 2007. Mr. Wright continued to receive compensation and other benefits under the 1998 employment agreement until December 31, 2006. Beginning January 1, 2007, Mr. Wright was entitled to be paid the same salary and benefits (including health insurance and auto allowance) as were paid on an annual basis as of the date of the new agreement, subject to increase as described below. Mr. Wright’s salary for 2007, 2008 and 2009 is subject to increase to take into account increases (but not decreases) in the cost of living from January 1, 2006 by increasing his salary as of the first day of 2007, 2008 and 2009 to an amount equal to $448,000 multiplied by the ratio of (a) the Consumer Price Index Seasonally Adjusted U.S. City Average For All Items For All Urban Consumers (1982–1984 = 100), which we refer to as the “CPI”, for the month ending before such first day to (b) the CPI as in effect on January 1, 2006. The CPI is published in the “Monthly Labor Review” of the Bureau of Labor Statistics of the United States Department of Labor.

Our company has entered into an employment agreement with Eric J. Hinkefent, the President of Health Food Associates, Inc. and Chamberlin Natural Foods, Inc. The agreement has a term which automatically is extended for one year each September 30th unless either our company or Mr. Hinkefent delivers a notice of non-extension at least 90 days prior to the scheduled automatic renewal date. The agreement provides for a base salary in each year of the agreement term and provides that Mr. Hinkefent will be eligible to receive a bonus of up to 75% of his base salary based upon performance as determined by our compensation committee. If the employment agreement terminates due to Mr. Hinkefent’s disability or death, he or his personal representative is entitled to receive his base salary for a period of six months following the termination. If the employment agreement is terminated for reasons other than serious misconduct (as defined in the agreement), Mr. Hinkefent is entitled to receive a severance package equal to his current base salary plus his previous year’s bonus. Mr. Hinkefent was also eligible to participate in our company’s 1994 Stock Option Plan, prior to its expiration on June 1, 2004, and in other employee benefit plans maintained by our company, including health and life insurance plans. The agreement contains provisions under which Mr. Hinkefent has agreed to maintain the confidentiality of information concerning our company and its affairs and a covenant not to compete with our company for a period of one year after his employment with our company terminates.

Change of Control Agreements

On December 29, 2006, we entered into a change of control agreement with each of Christopher H. Atayan, our Chief Executive Officer, and Kathleen M. Evans, our President. Each such agreement is referred to in this section as an “Agreement.” The initial term of the Agreement extends for two years until December 31, 2008. Beginning on December 31, 2007 and each December 31 following, the Agreement term automatically will be extended for one additional year unless we give the applicable officer notice by September 30 of that year. In addition, if a change in control (as that term is defined in the Agreement) occurs during the term of the Agreement, the term of the Agreement will continue for a period of 24 months after the month in which such change in control occurred.

The Agreement requires Mr. Atayan or Ms. Evans, as applicable, to remain in our employ for a period of six months after a change in control, unless involuntarily terminated by us other than for cause (as that term is defined in the Agreement) or terminated by the officer for good reason (as that term is defined in the Agreement).

If a change of control occurs and the term of the Agreement has not expired, we will owe the applicable officer the following:

•

During any period prior to termination of employment that the officer fails to perform full-time duties as a result of disability, total compensation, including base salary, bonus and any benefits, will continue unaffected until either the officer returns to the full-time performance of duties or employment is terminated.

•

If the officer is terminated for cause or other than for good reason, we will pay the officer his or her full base salary through the date of termination plus all other amounts to which the officer is then entitled under any of our compensation or benefit plans.

•	If employment terminates by reason of death, benefits will be determined in accordance with our retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect.
•	If employment is either terminated by our company (other than for cause or disability) or terminated by the officer for good reason, the officer will be entitled to the following benefits:
o	All accrued compensation and benefits.
o	Subject to adjustment, a severance payment in the form of a cash lump sum distribution equal to current annual compensation (as that term is defined in the Agreement) multiplied by two.
o

Subject to adjustment, life and health insurance benefits (for 24 months after termination or until the officer turns 65 if earlier) that are substantially similar to those received immediately prior to the date of termination. These benefits will be provided at a cost to the officer that is no greater than the amount paid for such benefits by active employees who participate in such company-sponsored welfare benefit plan or, if less, the amount paid for such benefits by the officer immediately prior to the event date.

The following table shows the potential payments upon certain termination events, including termination events following a change of control of our company, for each of the named executive officers (excluding Mr. Plummer and Mr. Campbell, who would not be eligible for such payments) if the termination and change of control had occurred on September 30, 2008. Fully vested and accrued benefits are not included in the table unless the form, amount or terms of the benefit would be enhanced or accelerated by the termination event.

	Prior to Change of Control			After Change of Control
Benefit	Termination due to Death	Termination due to Disability	Termination w/o Cause	Termination w/o Cause or for Good Reason	Termination due to Death or Disability	Surviving Entity Refuses to Assume Options
Christopher H. Atayan
Severance payment (1)	—	—	—	$1,587,500	—	—
Continuation of insurance coverage (2)	—	—	—	18,700	—	—
Acceleration of stock option vesting (3)	—	—	—	—	—	$108,336
Total for Mr. Atayan	—	—	—	$1,606,200	—	$108,336
Kathleen M. Evans
Severance payment (1)	—	—	—	$902,500	—	—
Continuation of insurance coverage (2)	—	—	—	18,700	—	—
Total for Ms. Evans	—	—	—	$921,200	—	—
Eric J. Hinkefent
Salary benefits (4)	$75,000	$75,000	—	—	$75,000	—
Severance payment (5)	—	—	$275,000	$275,000	—	—
Total for Mr. Hinkefent	$75,000	$75,000	$275,000	$275,000	$75,000	—
William F. Wright
Salary benefits (6)	$478,259	$478,259	$478,259	$478,259	—	—
Continuation of insurance coverage (7)	—	21,000	21,000	21,000	—	—
Total for Mr. Wright	$478,259	$499,259	$499,259	$499,259	—	—

_______________

(1)	Represents the amount calculated pursuant to the change of control agreement equal to the product of two times the sum of:
•	the participant’s annual base salary rate in effect immediately prior to termination of employment, and
•	the average of the actual bonus awarded to the participant, if any, for the three years immediately preceding termination of employment.

This amount would be payable in a lump sum on the first day following the six month anniversary of the date of employment termination.

(2)

Represents the amount calculated pursuant to the change of control agreement equal to our estimated incremental cost for life and health insurance benefits provided to the participant for 24 months following termination, after giving effect to the portion paid by the participant.

(3)

Represents the value of any unvested stock options under the nonqualified stock option agreement that become fully exercisable based on the assumption that the surviving entity of the change of control of our company does not agree to assume such options. This value is calculated by multiplying the number of unvested shares underlying the option by the difference between the option exercise price and the closing market price of our common stock on September 30, 2008.

(4)

Represents the amount calculated pursuant to the employment agreement equal to Mr. Hinkefent’s base salary for the six months immediately following the date of employment termination due to death or disability.

(5)	Represents the amount calculated pursuant to the employment agreement equal to the sum of:
•	Mr. Hinkefent’s annual base salary rate in effect at the time of employment termination, and
•	the actual bonus awarded to Mr. Hinkefent, if any, for the immediately preceding year.

This amount would be payable in a lump sum on the first day following the six month anniversary of the date of employment termination.

(6)	Represents the amount calculated pursuant to the employment agreement equal to Mr. Wright’s remaining salary through December 31, 2009.
(7)	Represents the amount calculated pursuant to the employment agreement equal to our estimated incremental cost for health insurance benefits provided to the participant through December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AMCON Corporation. During our 2007 and 2008 fiscal years, William F. Wright and Jeremy W. Hobbs each were officers, directors or stockholders of AMCON Corporation, which is engaged in the beer distribution business in eastern Nebraska through a wholly owned subsidiary. Christopher H. Atayan and Timothy R. Pestotnik serve as directors of AMCON Corporation. Through June 2007, Kathleen M. Evans was also an officer, director and stockholder of AMCON Corporation. AMCON Corporation provides our company with offices and administrative services and our company reimburses AMCON Corporation for a proportionate share of the costs of these offices and services based upon our respective usages. Under this arrangement, our company paid AMCON Corporation $72,000 during our 2007 fiscal year and $72,000 during our 2008 fiscal year. In fiscal 2009, it is anticipated that our company will pay AMCON Corporation $72,000 under this arrangement. Our company believes the terms on which AMCON Corporation supplies these offices and services to our company are no less favorable than would otherwise be available from unaffiliated parties.

Lending Arrangements. William F. Wright, a member of our board of directors, personally guaranteed repayment of our revolving credit facility and term loans with LaSalle Bank. However, the amount of his guaranty was capped at $10.0 million and was automatically reduced by the amount of the repayment on Term Loan B and certain other deductions. Our company paid Mr. Wright an annual fee equal to 2% of the guaranteed principal in return for the personal guarantee, which fee totaled $122,000 for our 2007 fiscal year and $65,046 for our 2008 fiscal year. During our 2008 fiscal year, this personal guaranty was cancelled and Mr. Wright was released from any further obligation under this guaranty. Mr. Wright also personally guaranteed a note payable in the amount of $0.7 million issued in conjunction with a legal settlement pursuant to which our company pays a 2% guarantee fee. During our 2007 and 2008 fiscal years there were no payments to Mr. Wright under this guarantee. Mr. Wright also has personally guaranteed certain payments in connection with our company’s acquisition of Trinity Springs, Inc. in fiscal 2004, but is not being paid a fee in connection with this guarantee.

During fiscal 2006, Draupnir, LLC extended a $750,000 loan to our company’s subsidiary, Trinity Springs, Inc. Draupnir, LLC is a private equity firm whose members include Jeremy W. Hobbs. The total outstanding balance of this loan as of September 30, 2008 was $750,000 plus accrued interest. During our 2008 fiscal year, no payments of principal or interest were made on this loan.

AMCON Corporation (referred to above), Aristide Investments, L.P. and Draupnir, LLC (referred to above) lent $500,000, $250,000 and $250,000, respectively, to Trinity Springs, Inc. during fiscal 2005. During our 2008 fiscal year, the largest amount of principal outstanding under these loans were $500,000, $250,000 and $250,000, respectively. The total outstanding balance of these loans as of September 30, 2008 were $500,000, $250,000 and $250,000, plus accrued interest, respectively. During our 2008 fiscal year, no payments of principal or interest were made on the loan from AMCON Corporation, on the loan from Aristide Investments, or on the loan from Draupnir, LLC. Aristide Investments, L.P. is a California limited partnership of which William F. Wright is a partner.

Retail Warehouse Space. Health Food Associates leases warehouse space from TIP Properties, LLC, which is owned by Eric J. Hinkefent and another employee of our company. Rental payments, including utilities, were $72,649 and $68,655 for our 2008 and 2007 fiscal years, respectively.

Our company’s policy is that all transactions between us and our officers, directors and/or five percent stockholders will be on terms no more favorable to those related parties than the terms provided to independent third parties.

INDEPENDENT AUDITOR FEES AND SERVICES

Independent Auditor Fees and Services

The following table presents fees for professional audit services rendered by our independent registered public accounting firms for the audit of our annual financial statements for our 2007 and 2008 fiscal years, and fees billed for other services rendered by our independent registered public accounting firms during such fiscal years. All audit and non-audit services provided to our company by our independent registered public accounting firms were approved by our audit committee.

Type of Fee	Fiscal year 2007	Fiscal year 2008
Audit Fees (1)	$453,398	$356,775
Audit-Related Fees (2)	15,385	23,155
Tax Fees (3)	62,052	70,350
All Other Fees	—	—
Total	$530,835	$450,280

_____________

(1)

Audit Fees, including those for audits, include the aggregate fees paid by us during our 2007 and 2008 fiscal years for professional services rendered for the audit of our annual financial statements, as well as the review of financial statements included in our quarterly reports on Form 10-Q.

(2)

Audit Related Fees include the aggregate fees paid by us during our 2007 and 2008 fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including services provided with respect to the audit of our company’s employee benefit plans and with respect to business acquisitions and compliance with Sarbanes-Oxley Act and related regulatory matters.

(3)

Tax Fees include the aggregate fees paid by us during our 2007 and 2008 fiscal years for professional services rendered for preparation of tax returns, research and general advice relating to tax issues and compliance.

In making its determination regarding the independence of McGladrey and Pullen, LLP, our audit committee considered whether the provision of the services for which we incurred the “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was compatible with maintaining such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the audit committee of our board of directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our company and its independent auditor. Our engagement of McGladrey and Pullen, LLP to conduct the audit of our company for our 2008 fiscal year was approved by the audit committee on October 16, 2007. Additionally, each permissible non-audit engagement or relationship between our company and our independent registered public accounting firm entered into since September 30, 2007 has been reviewed and approved by the audit committee. All audit-related, tax and all other fees were pre-approved by the audit committee. We have been advised by McGladrey and Pullen, LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full time employees and partners of McGladrey and Pullen, LLP.

The audit committee of our board of directors has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for our company:

The audit committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for our company by its independent registered public accounting firm, subject to the exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which must be approved by the audit committee prior to the completion of the audit.

AUDIT COMMITTEE REPORT

The audit committee of our board of directors currently is composed of three members of our board of directors, all of whom meet the independence requirements of the SEC and the AMEX. The audit committee operates under a written charter adopted by our board of directors, and assists the board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by our independent registered public accounting firm. The audit committee also selects our company’s independent registered public accounting firm, which selection is then submitted to our stockholders for ratification.

Management is responsible for our company’s internal controls and the financial reporting process. Our independent registered public accounting firm, McGladrey and Pullen, LLP, is responsible for performing an independent audit of our company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U. S. generally accepted accounting principles. The audit committee’s responsibility is to monitor and oversee these processes and to report to our board of directors on its findings.

In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our company’s September 30, 2008 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee has reviewed and discussed these consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Professional Standards, and the SEC’s Rule 2-02 under Regulation S-X.

Our company’s independent registered public accounting firm also provided to the audit committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent registered public accounting firm that firm’s independence. The audit committee has considered whether the services provided under other non-audit services are compatible with maintaining the independence of McGladrey and Pullen, LLP.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our company’s auditors are in fact “independent”.

Based upon the audit committee’s discussion with management and the independent registered public accounting firm, and the audit committee’s review of the representation of management and the report of the independent registered public accounting firm to the audit committee, the audit committee recommended that our board of directors include the audited consolidated financial statements in our company’s annual report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.

The Audit Committee

John R. Loyack	Stanley Mayer	Timothy R. Pestotnik

OWNERSHIP OF OUR COMMON STOCK BY OUR DIRECTORS AND EXECUTIVE OFFICERS AND OTHER PRINCIPAL STOCKHOLDERS

The table below sets forth information, as of October 15, 2008 (unless otherwise indicated below), with respect to the beneficial ownership of shares of all series of our common stock by:

•	each person known to us to own beneficially more than 5% of the aggregate number of the outstanding shares of our common stock;
•	our chief executive officer, our principal financial officer and each of the other named executive officers;
•	each of our directors and director nominees; and
•	our executive officers and directors as a group.

Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares of our common stock shown as beneficially owned by them, except as otherwise indicated.

	Common Stock
Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Shares Outstanding
Directors and Executive Officers:
Christopher H. Atayan (1)	39,834	6.7%
Kathleen M. Evans (2)	29,873	5.2%
Philip E. Campbell	2,000	*
Andrew C. Plummer	2,000	*
Eric J. Hinkefent (3)	5,916	1.0%
Raymond F. Bentele	2,333	*
Jeremy W. Hobbs (4)	39,477	6.9%
John R. Loyack (5)	2,333	*
Stanley Mayer (6)	2,333	*
Timothy R. Pestotnik (7)	3,699	*
William F. Wright (8)	143,517	24.4%
All directors and executive officers (11 persons as a group) (9)	273,318	44.3%
Other Principal Stockholders:
Alexander Dawson Foundation (10)	81,135	12.5%
Draupnir, LLC/ Draupnir Capital, LLC (11)	212,826	27.2%
Estate of Allen D. Petersen (12)	228,433	29.1%
The Lifeboat Foundation (13)	37,849	6.6%

____________________

*	Signifies less than 1%
(1)

The shares reported include 16,666 shares that may be issued upon the exercise of stock options that are exercisable within 60 days and also include 8,113 shares of common stock issuable upon conversion of shares of convertible preferred stock at the option of the holder.

(2)	The shares reported include 916 shares that may be issued upon the exercise of currently exercisable stock options.
(3)	The shares reported include 916 shares that may be issued upon the exercise of currently exercisable stock options.
(4)	The shares reported include 37,849 shares of common stock held by the Lifeboat Foundation, over which Mr. Hobbs has voting and dispositive power as a director.
(5)	The shares reported include 833 shares that may be issued upon the exercise of currently exercisable stock options.

(6)	The shares reported include 833 shares that may be issued upon the exercise of currently exercisable stock options.
(7)	The shares reported include 1,282 shares that may be issued upon the exercise of currently exercisable stock options.
(8)

The shares reported include 16,496 shares of common stock issuable upon conversion of 20,000 shares of our Series A Convertible Preferred Stock at a price of $30.31 per share, which are held in the name of Aristide Investments, L.P. Also includes 10,250 shares of common stock held by AMCON Corporation, as to which Mr. Wright shares voting and dispositive power, and 3,800 shares of common stock held by Aristide Investments, L.P. The information provided is based on the Schedule 13D filed with the SEC on September 20, 2006 and other sources. Mr. Wright’s address is 1431 Stratford Court, Del Mar, CA, 92014.

(9)	The shares reported include 46,059 shares that may be issued upon conversion of shares of our convertible preferred stock or upon the exercise of currently exercisable stock options.
(10)

The shares reported are issuable upon conversion of shares of our Series B Convertible Preferred Stock, held by Spencer Street Investments, Inc. (a wholly-owned subsidiary of Alexander Dawson, Inc., which is wholly-owned by Alexander Dawson Foundation). The information provided is based on the Schedule 13D filed with the SEC on November 12, 2004. The holder’s address is 4045 South Spencer Street, Suite 312, Las Vegas, NV 89119.

(11)

The shares reported include 146,842 shares of common stock issuable upon conversion of 80,000 shares of our Series C Convertible Preferred Stock at a price of $13.62 per share and 49,488 shares of common stock issuable upon conversion of 60,000 shares of Series A Convertible Preferred Stock at a price of $30.31 per share, in each case, held by Draupnir, LLC, and 16,496 shares of common stock issuable upon conversion of 20,000 shares of Series A Convertible Preferred Stock at a price of $30.31 per share, held by Draupnir, LLC’s subsidiary, Draupnir Capital LLC. The information provided is based on the Schedule 13D filed with the SEC on September 20, 2006. The address of each holder is 515 North State Street, Suite 2650, Chicago, IL 60610.

(12)

The shares reported include 146,842 shares of common stock issuable upon conversion of 80,000 shares of Series C Convertible Preferred Stock at a price of $13.62 per share and 16,496 shares of common stock issuable upon conversion of 20,000 shares of Series A Convertible Preferred Stock at a price of $30.31 per share, each held by Draupnir Capital, LLC, and 49,488 shares of common stock that would be issued upon conversion of 60,000 shares of Series A Convertible Preferred Stock held by Draupnir, LLC, for which the Mr. Petersen had shared dispositive and voting power, 3,118 shares of common stock issuable upon the exercise of all options held by Mr. Petersen and 2,240 shares of common stock held by the 2003 Allen D. Petersen Irrevocable Trust, over which Mr. Petersen had sole voting power as sole trustee. Also includes 10,250 shares of common stock held by AMCON Corporation, as to which Mr. Petersen shared voting and dispositive power. The information provided is based on the Schedule 13D filed with the SEC on September 20, 2006 and other sources. Mr. Petersen’s address was 515 North State Street, Suite 2650, Chicago, IL 60610.

(13)

The information provided is based on the Schedule 13D filed with the SEC on September 20, 2006. Mr. Hobbs is a member of Lifeboat’s board of directors. The holder’s address is 515 North State Street, Suite 2650, Chicago, IL 60610.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of any class of equity securities of our company registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our company. SEC regulations require directors, executive officers and greater than 10% stockholders to furnish our company with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to our company and written representations that no other reports were required, during our 2008 fiscal year, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

It is anticipated that our 2010 annual meeting of stockholders will be held on January 26, 2010. Stockholders may propose actions for consideration at the 2010 annual meeting either by presenting them for inclusion in our company’s proxy statement or by undertaking the solicitation of votes independent of our proxy statement. Any stockholder who intends to present a proposal at the 2010 annual meeting must deliver the proposal to our company at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122, Attention Secretary by the applicable deadline below:

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If the stockholder proposal is intended for inclusion in our proxy materials for that meeting pursuant to SEC Rule 14a-8, our company must receive the proposal no later than August 31, 2009. Such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

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If the stockholder proposal is to be presented without inclusion in our proxy materials for that meeting, our bylaws require that our company receive notice of the proposal no later than December 22, 2009. In addition, the stockholder must comply with the other advance notice provisions of our company’s bylaws. See “Advance Notice of Stockholder Proposals” below.

Proxies solicited in connection with our 2010 annual meeting of stockholders will confer on the appointed proxies discretionary voting authority to vote on stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies our company by December 22, 2009 that such proposal will be made at the meeting.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

Under our bylaws, any stockholder wishing to submit a proposal for presentation at an annual meeting may do so by complying with its provisions, including proving written notice to our corporate secretary of the proposal within the specified time period (on or prior to December 22, 2008 for this annual meeting). Any nominations, other than those made by or on behalf of our board of directors, and any proposal by any stockholder to transact any business at an annual or special stockholders’ meeting, must be made by written notice mailed by certified mail to our corporate secretary. In the case of an annual meeting of stockholders, such notice must be received by our corporate secretary no later than 35 days prior to the date of the annual meeting; except that if less than 35 days’ notice of the annual meeting is given to the stockholders, such notice must be received by our corporate secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. In the case of a special meeting of stockholders, the stockholder’s written notice of proposed business or nomination must be received by our corporate secretary not later than the close of business on the tenth day following the day on which (i) notice of the date of the special meeting was mailed or (ii) public disclosure of the date of the special meeting was made, whichever occurs first. A stockholder’s proposal to transact any business at an annual or special stockholders’ meeting should set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of our company’s stock beneficially owned by such stockholder; and (iv) any material interest of such stockholder in the business matter being proposed. A notice of nominations by stockholders must set forth as to each proposed nominee who is not an incumbent director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of our company’s stock which are beneficially owned by each such nominee and the nominating stockholder and (iv) any other information concerning the nominee that must be disclosed regarding nominees in proxy solicitations pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules under such section. Only stockholders of record as of the record for the annual meeting are entitled to bring business before the annual meeting or make nominations for directors. We urge you to examine our bylaws for the advance notice provisions, including a complete listing of the information required to be included in any such notice. You may request a copy of our bylaws by contacting our corporate secretary at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122, Attention Secretary.

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew C. Plummer
Secretary

Omaha, Nebraska

December 29, 2008

[ X ]	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	AMCON DISTRIBUTING COMPANY

1. ELECTION OF THREE CLASS III DIRECTORS.
		Class III Director Nominees	For	With-hold
ANNUAL MEETING OF THE STOCKHOLDERS OF AMCON DISTRIBUTING COMPANY JANUARY 26, 2009		Kathleen M. Evans	[ ]	[ ]
		John R. Loyack	[ ]	[ ]
		Timothy R. Pestotnik	[ ]	[ ]

The undersigned hereby appoints Christopher H. Atayan and Philip E. Campbell, and each of them, jointly and severally, the agents and proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of the Stockholders of AMCON Distributing Company (the “Company”) to be held in the Wyndham Orange County Hotel located at 3350 Avenue of the Arts, Costa Mesa, California, on Monday, January 26, 2009, commencing at 1:00 p.m., local time, and any adjournment thereof (the “Meeting”), and to vote all of the stock of the Company, standing in the name of the undersigned on its books as of the close of business on December 5, 2008, and which the undersigned would be entitled to vote, if present, with the same force and effect as if voted by the undersigned and especially to vote said stock with respect to the following matters:

			For	Against	Abstain
		2. Proposal to ratify and approve the selection of McGladrey and Pullen, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	[ ]	[ ]	[ ]

3.   Such other matters, related to the foregoing or otherwise, as properly may come before the Meeting or any adjournment thereof. The Board of Directors has advised that at present it knows of no other business to be presented by or on behalf of the Company or its management at the Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder(if any) sign above
+		+

Detach above card, sign, date and mail in postage paid envelope provided.

AMCON DISTRIBUTING COMPANY

Sign exactly as your name appears on your stock certificate. Where shares are held in the name of two or more persons, all should sign individually. A corporation should sign by authorized officer and affix corporate seal.

This Proxy will he voted as directed, but if no instructions are specified, this Proxy will be voted FOR the election of each person listed above as a director of the Company, and FOR the ratification and approval of the selection of McGladrey and Pullen, LLP as the Company’s independent registered public accounting firm. In their discretion, the appointed proxies and agents are authorized to vote upon such other business as may properly be presented at the Meeting. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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